EXHIBIT 2.1


EXECUTION COPY

                                AGREEMENT OF SALE

               THIS AGREEMENT OF SALE ("Agreement") made and entered as of May 1, 2001, by and between NEBRASKA BOOK COMPANY, INC., a Kansas corporation (hereinafter the "Seller"), and UNIVERSITY CO-OPERATIVE SOCIETY, a Texas co-operative association (hereinafter the "Buyer").

               W I T N E S S E T H:

               WHEREAS, Seller operates two (2) college bookstore businesses operating under the name "Bevo's Book Store" at 2304 Guadalupe and 2025
Guadalupe, Suite 146A (Dobie Mall), both in Austin, Texas (hereinafter collectively referred to as the "Business"); and

               WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets owned by Seller that are used in or connected with the operation of the Business, and the parties hereto have reached an understanding with respect to the sale by Seller and the purchase by Buyer of all of such assets of Seller.

               NOW, THEREFORE, FOR VALUABLE CONSIDERATION, it is agreed as follows:

               1. PURCHASE  PRICES;  PROPERTY.  Seller shall sell to Buyer,  and
Buyer shall purchase from Seller, in reliance upon the covenants, representations, and warranties of Seller contained herein and subject to the terms and conditions of this Agreement, the Property (as hereinafter described). The "Purchase Price" shall be One Million Two Hundred Thousand Dollars ($1,200,000), payable Nine Hundred Thousand Dollars ($900,000) due at Closing to Seller by cashier's check, certified funds or wire transfer, as designated by Seller, and the balance of Three Hundred Thousand Dollars ($300,000) shall be due and payable on or before May 1, 2002. Buyer's obligation to pay the unpaid balance of the Purchase Price shall be evidenced by a promissory note and secured by a first lien security interest against the Property, which promissory note shall be subject to setoff as set forth in SECTION 10 hereof.

        1.1 PROPERTY. Seller shall sell, assign, transfer and convey to Buyer, free of all liens, pledges, claims and encumbrances of any kind, nature or description, as more particularly set forth herein, all right, title and interest in and to all of the assets associated with the Business, including, without limitation, the following:

        (a) leasehold interests for the retail facilities together with all leasehold improvements and fixtures related thereto, as described on
        EXHIBIT 1 (collectively the "Leased Premises");

        (b) all good and saleable inventory and merchandise located at the Leased Premises on the date of Closing;

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        (c) all tangible personal property located at the Leased Premises on the
        Closing Date such as equipment, tools, supplies, furniture, and fixtures which are substantially listed on the attached EXHIBIT 2; and

        (d) all goodwill and going concern value associated with the Business locations, except as set forth in SECTION 1.2 below

(all of which assets shall be collectively referred to as the "Property"). It is the intention of the parties that Buyer obtain all of the assets of Seller presently used in or connected with the Business other than the "Excluded Assets" described in SECTION 1.2 hereof.

        1.2 EXCLUDED ASSETS. The following assets are specifically excluded from the sale: cash; the trade name "Bevo's Book Store" and variations thereof, and any other trade names associated with the Business and trade secrets and proprietary information of Seller which is not specific to the operation of the Business; point of sale equipment and backroom inventory control system.

        1.3 INVENTORY IN TRANSIT. Inventory which has been ordered by Seller prior to Closing but arrives after the Closing will be accepted and paid for by Buyer as described on a list to be delivered to Buyer at Closing; provided, however, that Seller shall use its reasonable best efforts to cancel any outstanding orders for inventory for the Business.

               2. LIABILITIES AND OBLIGATIONS; NO ASSUMPTION. Buyer shall assume only the liabilities and obligations of Seller which are specifically set forth on EXHIBIT 3 (herein collectively referred to as the "Assumed Liabilities"). Other than the Assumed Liabilities, Seller shall pay and indemnify Buyer for the payment of, and Buyer does not and will not assume and will not discharge or be liable or responsible for, any debts, liabilities, or obligations of Seller, including, without limitation, any (i) liabilities or obligations of Seller with respect to any transactions occurring after the Closing; (ii) sales, transaction or use tax arising from this transaction; (iii) payroll, income, franchise or employment tax or other liabilities or obligations of Seller incurred in connection with the operation of the Business or the sale of the Property; (iv) amounts due to trade vendors (with the exception of amounts associated with inventory described in SECTION 1.3), all of which shall be paid promptly by Seller, (v) contingent liabilities or obligations of Seller; or (vi) contracts, written or oral, involving or affecting the Business.

               3. CLOSING; POSSESSION. The closing of this sale shall take place on or about May 1, 2001, and effective as of close of business on April 30, 2001, or as soon thereafter as the parties may mutually agree, which date may be hereinafter referred to as the "Closing Date" or the "Closing", at a location to be mutually determined by the parties. If the effective date of Closing is other than the last day of a calendar month, the parties shall pro-rate on a per diem basis expenses of prepaid rent paid for the month that Closing occurs, and the obligations related to the Contracts to be assumed by Buyer. Seller shall deliver possession on the Closing Date.

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               4. RISK OF LOSS.  Risk of loss to the  Business  and the Property shall be upon Seller until the Closing and thereafter shall be upon Buyer. Seller shall continue in force, until Closing, all insurance now in force on the Business. In the event that prior to Closing either building at which the Business is operated shall be materially damaged by fire, explosion, or any other cause, Buyer shall have the right to rescind this Agreement and receive back all monies heretofore paid to Seller. Buyer shall secure its own insurance to be effective upon Closing.

               5. SELLER'S WARRANTIES AND REPRESENTATIONS AND COVENANTS. Seller warrants and represents to Buyer, its successors and assigns, that the following representations and warranties are true and correct in all material respects as of the date of this Agreement, and shall be deemed remade at and as of the Closing Date.

        5.1. ORGANIZATION, POWER AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Kansas, and is duly qualified to do business and in good standing in the State of Texas. Seller has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted; to execute, deliver and perform its obligations hereunder; to consummate the transactions contemplated thereby, and to convey the Property as required hereby.

        5.2. AUTHORIZATION. The execution and delivery by Seller of this Agreement and each other document to which Seller is a party executed in connection herewith, and the performance of each of its obligations hereunder and thereunder, have been duly authorized and approved by all necessary corporate action prior to the date of this Agreement, and at the Closing, Seller shall deliver to Buyer a certified copy of the resolutions of its Board of Directors authorizing the execution of this Agreement and all closing documents. This Agreement and each other document to which Seller is a party executed in connection herewith have been duly and validly executed and delivered by Seller and constitute a valid and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors rights.

        5.3.   TITLE AND CONDITION OF ASSETS.

        (a) Seller owns and has good marketable title to all of the Property, and as of the Closing Date, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever. Transfer of the Property from Seller to Buyer will vest Buyer with good and valid title to the Property, free and clear of all liens, encumbrances, claims and charges whatsoever.

        (b) The Property consisting of fixtures and tangible personal property utilized in the operation of the Business is conveyed to Buyer in "AS IS" condition, without warranty.

        5.4. LIABILITIES. All unsecured liabilities related to the Business shall have been paid or otherwise satisfied in full on or before Closing, except to the extent that the same are due after Closing, in which event Seller shall pay the same when due in accordance with the terms thereof.

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        5.5. REAL ESTATE LEASES.  Seller has delivered copies of the real estate leases for the Leased Premises to Buyer. Each of such leases and agreements is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Seller is not in default under any such lease or agreement nor has any event occurred which with the passage of time or giving of notice would constitute such a default or permit termination, modification,
or  acceleration  thereunder.   There  are  no  disputes,  oral  agreements,  or
forbearance programs in effect as to any lease.

        5.6. ABSENCE OF CERTAIN CHANGES. Since December 31, 2000, there has not been: (i) any material adverse change in the Business; (ii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Business or the Property; (iii) any increase in the compensation, commissions or perquisites payable or to become payable by Seller to any employee or agent of the Business except those incurred in the ordinary course of the business of Seller consistent with past practice, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of Seller except those incurred in the ordinary course of business of Seller consistent with past practice, (iv) any change in the accounting methods or practices followed by Seller or any change in the amortization policies or rates theretofore adopted by Seller; (v) other than in the ordinary course of business, any sale, lease, abandonment or other disposition by Seller of any real property or of any machinery, equipment or other operating properties, or any intangible assets utilized in the Business.

        5.7. TAX RETURNS. Proper, accurate, and complete applicable state, local, and federal income, personal property, franchise, payroll, sales, use, and other tax returns related to the Business have been or will be filed by Seller with all applicable tax authorities for all fiscal years and periods ending prior to the Closing Date and all such taxes, if any, payable for such years have, and on the Closing Date will have been paid or adequate provision made therefor. There are no tax liens on any of the Property except for liens of current ad valorem taxes not yet due and payable.

        5.8. NO ACTIONS. Seller is not in violation of any law or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which violation would have a material adverse effect upon the Property, the Leased Premises or the Business. There are no lawsuits, proceedings, claims or governmental investigations pending or threatened against, or involving Seller, the Property, the Leased Premises or the Business which would have a material adverse effect upon the Property, the Leased Premises or the Business or results or operations of Seller or its right to conduct the Business as presently conducted. There are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against Seller which could adversely affect the assets, liabilities, financial condition, or operations of the Business or Seller's right to conduct the Business as presently conducted or which would impair the transfer or free use of its assets.

        5.9. ABSENCE OF RESTRICTIONS. The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby:

                (i) Do not conflict with or result in a breach of any of the terms, provisions, or conditions of the Articles of Incorporation or By-Laws of Seller;
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                (ii) Do not violate any  provision  or rule of law or impair any legally enforceable rights of any third party;

                (iii) Are not contrary to any existing order of any court or administrative agency to which Seller is subject; and

                (iv) Do not conflict with, violate, result in a breach of the terms and conditions of, accelerate any provision of, constitute a default under, or constitute an event which with notice or the lapse of time or both would become a default under or result in the creation of any lien, security interest, charge or encumbrance upon the Property, any lease, contract, mortgage, note, bond, indenture, license, security or loan agreement, or other agreement or other instrument to which Seller is a party or by which Seller or the Property may be bound or affected; and the consummation of this transaction will not accelerate any commitment or obligation of Seller.

        5.10.  LABOR MATTERS.  Seller:

                (i) Is not a party to any collective bargaining agreement covering or relating to its employees of the Business;

                (ii) Is not a party to any oral or written contract with any of its employees which is not terminable at will by it or its assignee without breach, premium or penalty; and

                (iii) Has complied with applicable laws, rules and regulations relating to withholding any payment of employment taxes and contributions, and has withheld any payments required by law or agreement to be withheld from the wages or salaries of its employees, and is not liable for the arrears of wages or for any tax or penalty for failure to comply with the foregoing.

        5.11. EMPLOYEE BENEFITS. There are no Employee Plans other than those listed in the Disclosure Schedule, and Seller has never been a party to any multi-employer plan. Seller is not delinquent as to contributions or payments to or in respect of any Employee Plan. Buyer will not be legally obligated or required to make contributions to any employee plans or assume any liability in respect to any present or former employee of Seller, or otherwise incur any present or continuing liability to any present or former employee of Seller as a result of acquiring the Business.

               6. BUYER'S WARRANTIES AND REPRESENTATIONS. Buyer warrants and represents to Seller, its successors and assigns, that the following representations and warranties are true and correct in all material respects, and shall be deemed remade at and as of the Closing Date:

        6.1. ORGANIZATION. Buyer is duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to execute this Agreement and to deliver and perform its obligations hereunder; and to consummate the transactions contemplated thereby. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

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        6.2.   AUTHORIZATION.  At  the  Closing,  Buyer  shall deliver to Seller a certified copy of the resolution of its Board of Directors authorizing the execution of this Agreement and all closing documents.

               7. EMPLOYEES. Buyer shall have no obligation to interview or hire any of Seller's present employees. Seller shall be liable and responsible for any and all claims, causes of action and damages which such employees may have as a result of this transaction, including without limitation severance or termination payments. Notwithstanding the foregoing, Seller hereby consents and approves that Buyer may interview and hire the manager and hourly employees at the Business. In the event that Buyer hires any of Seller's employees, Seller shall be liable and responsible for salary and all fringe benefits and termination rights to which such employees may be entitled up to the Closing Date.

               8.     CONDITIONS OF CLOSING.

        8.1 CONDITIONS TO BUYER'S OBLIGATIONS. All obligations of Buyer under this Agreement are subject to the fulfillment at Closing of each of the following conditions:

        (a) Seller's representations and warranties contained in this Agreement shall be true and correct in all material respects at the time of Closing as though such representations and warranties were made at such time;

        (b) Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at Closing;

        (c) Seller shall make all deliveries described in SECTION 9.1 of this Agreement;

        (d) Buyer shall have negotiated the terms of a lease or lease assignment in form and substance satisfactory to Buyer to become effective on or before Closing Date, including without limitation, written consent of the landlord of each of the locations of the Business; and

        (e) Buyer shall have received a certificate of search for UCC or other liens against the Property which it deems necessary, certified on or about the Closing Date, indicating that there are no liens or claims against the Property, other than those to be released as of the Closing (including evidence of the release of such liens at Closing as Buyer deems applicable).

        If any one or more of the conditions precedent set forth in this Section shall not be in effect or complied with on the Closing Date, after a reasonable period of time to correct by Seller, Buyer may, by written notice to Seller, cancel this Agreement and all obligations of Buyer hereunder. Upon such termination, neither party shall have any liability to the other by reason hereof (except for any willful default or breach).

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        8.2 CONDITIONS TO SELLER'S OBLIGATIONS.  All obligations of Seller under this Agreement are subject to the fulfillment prior to or at Closing of each of the following conditions:

        (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the Closing as though such representations and warranties were made at such time;

        (b) Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

        (c) The parties shall have entered into a five (5) year wholesale book agreement whereby Buyer is committed to sell to Seller a minimum of $500,000 in used textbooks per year based on the NBC Buyer's Guide. Further, as long as Buyer is fulfilling the minimum sale requirements of the wholesale book agreement, Seller agrees that it will not own or operate its own retail college bookstore which primarily serves the University of Texas market.

        (d) In the event that Buyer intends to sell its bookstore operations, or otherwise enter into a transaction that would result in a change of ownership or control of its business enterprise (a "Change of Control Transaction"), Buyer agrees to grant Seller a right of first refusal to acquire the bookstore operations conducted by Buyer based on the same price and terms that Buyer is willing to accept from a third party. In this regard, in such event Buyer shall provide written notice (the "Notice") to Seller of either its intention to sell or of a written offer from a bona fide third party for a Change of Control Transaction. Seller shall then have thirty (30) days from the date of its receipt of such Notice to deliver its election (the "Election Notice") to exercise its right of refusal in writing. Thereafter, Seller shall have a period of sixty (60) days from the date of its delivery of its Election Notice within which to close a purchase of the Buyer's bookstore operations upon such terms as set forth in the Notice. Should Seller either (i) fail to respond to the Notice within such thirty (30) day period, or
        (ii) fail to close the purchase of Buyer's bookstore operations within sixty (60) days of the date of delivery of such Election Notice, whichever is applicable, Buyer shall have the unfettered right to sell its bookstore operations without further obligation to Seller, other than the balance of any Purchase Price payable under the terms of this Agreement.

        (e) Upon  assignment  to and  assumption  of the  leases  for the Leased
        Premises, the landlords will release Seller of liability and all obligations with respect to the leases.

        (f) Buyer shall make all deliveries described in SECTION 9.2 of this Agreement.

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               9.     DELIVERIES AT CLOSING.

        9.1    SELLER'S DELIVERIES.  At Closing, Seller shall deliver to Buyer:

        (a) DOCUMENTS OF TRANSFER. Documents of transfer to the Property in due and proper form to convey good and marketable title to Buyer, free of all liens, encumbrances, restrictions, and charges whatsoever. Seller shall generally convey the Property by delivering to Buyer a General Assignment and Bill of Sale wherein Seller warrants its title to the Property. Seller shall further execute and deliver such further documents as may be necessary or advisable to effectuate the transfer of all items constituting the Property, together with proper warranties.

        (b) KEYS, ETC. All keys, combinations, warranty materials, instructions, and other items necessary for Buyer or its agents to take possession and control of the Property and of the Business.

        (c) LEASE ASSIGNMENTS. Leases or assignment of leases for the Leased Premises, each in form and content satisfactory to Buyer;

        (d) UCC RELEASES. Duly executed partial release or termination of UCC liens identified in any lien search;

        (e) INVENTORY IN TRANSIT. A list of inventory in transit as described in
SECTION 1.3.

        (f) FURTHER ASSURANCES. At and following the Closing, Seller, without further consideration, shall execute and deliver such other documents and instruments and take such further actions as Buyer may reasonably request in order to complete and perfect the transactions contemplated herein.

        9.2 BUYER'S DELIVERIES. At Closing, Buyer will deliver to Seller the Purchase Price on the terms provided in SECTION 1 hereof, including a promissory note, security agreement and UCC financing statement, and the certificate referenced in SECTION 6.2 hereof.

               10. INDEMNIFICATION. (a) From and after the Closing, each party covenants and agrees to reimburse and indemnify and hold the other harmless from, against and in respect of any and all losses, costs and expenses asserted against, imposed upon or incurred by such other party by reason of or resulting from, including, without limitation, any and all actions, suits, claims, proceedings, investigations, audits, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable audit and legal fees) arising out of or resulting from any misrepresentation or omission, breach of warranty or nonfulfillment of any covenant or agreement by such party under this Agreement or any other written agreement, statement, exhibit, schedule, list, certificate or other instrument referred to or furnished pursuant to this Agreement.

        (b) The parties to this Agreement shall in good faith give the party against whom a claim is being made reasonable advance notice of a potential claim for indemnification to enable such party to participate in and to assume the defense of such claim as provided herein.

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        (c) Notwithstanding  any other provision of this Agreement,  upon notice to Seller specifying in reasonable detail the basis for such setoff, the promissory note which constitutes a portion of the Purchase Price hereunder shall be subject to setoff by Buyer in the event of a breach of the Seller's representations and warranties hereunder. The exercise of such right of setoff by Buyer that is not deemed to be in good faith by the final order of a court of competent jurisdiction will constitute an event of default under the promissory note and any instrument securing the obligations of Buyer under such promissory note. Notwithstanding the foregoing, neither party shall have any liability and no right of setoff shall accrue until and to the extent that the amount of the damages of the claiming party exceeds $10,000; and if any such claim by Buyer is not resolved prior to the due date of such promissory note, the amount due under such note shall be deposited in an interest bearing escrow account to secure Buyer's obligations until such claim is resolved.

               11. DEFAULT. In the event of default by either party which is not cured prior to the Closing Date, the non-defaulting party shall have the option to rescind this Agreement in addition to all other remedies at law or in equity arising from such default, including the remedy of specific performance.

               12. FINDERS. Seller and Buyer each to the other represents and warrants that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any other person, and Seller and Buyer each shall indemnify the other and hold them harmless from and against any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated herein.

               13.    MISCELLANEOUS.

        13.1. NOTICES. All notices, consents, waivers or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date (i) delivered by hand (with written confirmation of receipt),
(ii) sent by telecopier (with written confirmation of receipt) with a copy mailed by certified mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), to the person and address set forth below:

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        If to Seller:        Nebraska Book Company, Inc.
                             Attention: Mark W. Oppegard, President
                             4700 South 19th Street, P.O. Box 80529
                             Lincoln, NE 68501-0529
                             Facsimile No.: 402-421-0507

        If to Buyer:         University Co-operative Society
                             Attention:  George H. Mitchell, President
                             2244 Guadalupe Street
                             PO Drawer7520
                             Austin, TX  78713

               with a copy to:

                             Bellinger & DeWolf, L.L.P.
                             750 N. St. Paul Street, Suite 900
                             Dallas, TX  75201
                             Attn:  Steven K. DeWolf, Esq.

or at such other person or address as either party may designate to the other in writing.

        13.2. COUNTERPARTS. This Agreement may be executed simultaneously in such counterparts as the parties may desire, each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and will be effective when the counterparts, which together contain the signatures of each party, will have been delivered to Seller and Buyer. Delivery of executed signature pages by facsimile transmission will constitute effective and binding execution and delivery of this Agreement.

        13.3. ENTIRE AGREEMENT. All negotiations between the parties are merged in this Agreement and the Exhibits to this Agreement and there are no understandings or agreements other than those incorporated herein. This Agreement, together with the Exhibits and Schedules attached hereto which are incorporated herein by this reference, constitute the entire agreement between the parties and no negotiations, warranties, covenants, promises or representations which are not contained in this Agreement shall have any force or effect. This Agreement supersedes any letter of intent or memorandum of understanding entered into between the parties or their predecessors. This Agreement may not be modified except by an instrument, in writing, duly executed by the parties.

        13.4. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Seller and Buyer. In the event that Buyer causes the Property, the Leased Premises, or the Business of Seller to be transferred to some other party by liquidation, merger, or otherwise, the rights of Buyer may be enforced by such other party in its own name.

        13.5. CONFIDENTIALITY. The parties hereby ratify any confidentiality agreement between them related to this transaction, and further understand and agree that the terms of and the transactions effectuated by this Agreement are to be held in strictest confidence. Seller covenants and agrees to make no public or private announcement or disclosure of the transactions contemplated herein except as authorized to do so in advance by Buyer.

        13.6. EXPENSES. Each party shall be solely responsible for, and shall pay all of its own expenses associated with the transaction described in this Agreement, including but not limited to its accounting, consultants, legal fees, and out-of-pocket expenses incurred in connection with this Agreement and the transactions herein contemplated.

        13.7. APPLICABLE LAW. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas, and the proper venue for any dispute hereunder shall be in the courts of Travis County or Dallas County, Texas.

               THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

               IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

                                            SELLER:

Attest:                                     NEBRASKA BOOK COMPANY, INC.,
                                            a Kansas corporation



By                                         By /s/ Mark W. Oppegard
  ------------------------------              ---------------------------------
Title:                                         Mark W. Oppegard, President
     ---------------------------



                                           BUYER:

Attest:                                    UNIVERSITY   CO-OPERATIVE   SOCIETY,
                                           a Texas co-operative association



By                                         By /s/ George H. Mitchell
  ------------------------------              ---------------------------------
Title:                                         George H. Mitchell, President
     ---------------------------

                                    EXHIBIT 1

      DESCRIPTION OF LEASED PREMISES (a/k/a 2304 Guadalupe,  Austin,  Texas).

        Lease Contract dated January 1, 1983, between H. H. Williams and wife Margaret Williams ("Landlord") and Nebraska Book Company, Inc., as assignee and successor in interest to Triro, Inc., Tenant, covering certain premises commonly known as 2304 Guadalupe, Austin, Texas.

                                    EXHIBIT 2

        LIST OF EQUIPMENT, TOOLS, SUPPLIES, FURNITURE AND FIXTURES

                               PROPERTY TAX DETAIL

                                                        Date in
Asset         Property Description                      Service
-----         --------------------                   -------------

Location: 203 BEVOS-WEST
------------------------
         Group: 1620 FURNITURE & FIXTURES
              Date In Service for Year: 99
9505          *I* REGISTER CABINET                      6/03/99
9506          *I* FIXTURES - ENDCAPS                    6/03/99
9507          *I* LATHEM TIME CLOCK                     6/03/99
9508          *I* REGISTER CABINETS                     6/03/99
9509          *I* FLOOR COVERING                        6/03/99
9510          *I* CARPET                                6/03/99
9511          *I* FIXTURES - MANNEQUIN                  6/03/99
9512          *I* SHELVING                              6/03/99
9513          *I* FIXTURES - WINDOW SHOWCASE            6/03/99
9514          *I* FIXTURES - T-SHIRT RACK               6/03/99
9517          *I* PHONE SYSTEM                          6/03/99
9518          *I* CARPET                                6/03/99
9519          *I* SHELVING                              6/03/99
9520          *I* FAX MACHINE                           6/03/99
9522          *II* SEWING MACHINE                       6/03/99
9525          *II* FIXTURES                             6/03/99
9526          *II* COUNTERS                             6/03/99
9527          *II* ICE MACHINE                          6/03/99
9528          *II* STORAGE CABINET                      6/03/99
9529          *II* DISPLAYS                             6/03/99
9530          *II* FIXTURES                             6/03/99
9531          *II* STARPLUS TELEPHONE SYSTEM            6/03/99
9532          *II* NEON SIGN                            6/03/99
9533          *II* FAX MACHINE                          6/03/99
9534          *II* LATHEM TIME CLOCK PC2000 SN SP       6/03/99
9535          *II* NEON SIGN                            6/03/99
9537          *II* SECURITY EQUIPMENT                   6/03/99

               Yearly Total: 99


              Date In Service for Year: 00
10714         *I* LOZIER SUPPLY FIXTURING               1/20/00

               Yearly Total: 00


              Date In Service for Year: 01
12369         2-DOOR COOLER                             3/12/01
               Yearly Total: 01


         1620 FURNITURE & FIXTURES


         Group: 1720 LEASEHOLD IMPRVMNTS
              Date In Service for Year: 99
9504          *I* A/C UNIT                              6/03/99
9524          *II* SIGN                                 6/03/99
9536          *II* SIGN - EXTERIOR                      6/03/99
9875          *I* LEASEHOLD IMPROVEMENTS                6/03/99
9876          *I* LEASEHOLD IMPROVEMENTS                6/03/99
9877          *II* LEASEHOLD IMPROVEMENTS               6/03/99

               Yearly Total: 99


              Date In Service for Year: 00
11516         *I* SECURITY FENCING-ROOF                 1/06/00
11781         *II* BRYANT 5 TON REAR A/C SYSTEM         5/31/00
11862         *I* NEW ROOF                              7/26/00

               Yearly Total: 00

        1720 LEASEHOLD IMPRVMNTS

                                    EXHIBIT 3

                               ASSUMED LIABILITIES


        Lease Contract dated January 1, 1983, between H. H. Williams and wife Margaret Williams ("Landlord") and Nebraska Book Company, Inc., as assignee and successor in interest to Triro, Inc., Tenant, covering certain premises commonly known as 2304 Guadalupe, Austin, Texas.

                         AMENDMENT TO AGREEMENT OF SALE


        THIS AMENDMENT TO AGREEMENT OF SALE ("Amendment") is made and entered as of May 11, 2001, by and between NEBRASKA BOOK COMPANY, INC., a Kansas corporation (hereinafter "Seller"), and UNIVERSITY CO-OPERATIVE SOCIETY, a Texas co-operative association (hereinafter "Buyer").

        Reference is hereby made to the Agreement of Sale dated May 1, 2001, between Seller and Buyer (the "Agreement") regarding the sale of assets and assignment of leases involving two (2) college bookstore businesses operating under the name "Bevo's Book Store" at 2304 Guadalupe and 2025 Guadalupe, Suite 146A (Dobie Mall), both in Austin, Texas. This Amendment amends certain provisions of the Agreement and sets forth additional terms related to the Agreement. Capitalized terms herein shall have the same meaning as in the Agreement unless other noted herein.

        For valuable consideration, the parties further agree as follows:

        1. 2304 GUADALUPE. A portion of the leased premises at 2304 Guadalupe is sublet to Bank of America pursuant to a Banking Premises License (the "License") dated July 23, 1996, by and between Triro, Inc. and Bank of America Texas, N.A. ("BOA") to be used as a retail banking facility. Buyer acknowledges receipt of a copy of the License, and two amendments thereof, and Seller represents and warrants that it has provided all documents relevant to and making a part of the License. It shall be a condition of closing that Buyer and BOA enter into an amendment of the License on terms satisfactory to Buyer, that the owner of such premises consents to the License, as amended, and that Seller shall assign all its right, title and interest in and to the License to Buyer.

        2. DOBIE MALL, SUITE 146A. In anticipation of this transaction, Seller closed its bookstore business at Suite 146a at Dobie Mall ("Suite 146a") in April, 2000. On or about May 3, 2001, Seller received a letter from the Director of Operations of Dobie Mall, alleging a default by Seller of Article 10.1(S) of the Dobie Center Lease (the "Dobie Lease"). The initial term of the Dobie Lease will expire on July 31, 2001. Buyer does not intend to reopen at Dobie Mall, and Buyer has agreed to pay the amount due to Dobie Mall from and after the Closing Date, subject to the cap described below, to terminate the Dobie Lease without reopening. Buyer shall pay such amount as soon as possible after such amount is agreed to with Dobie Mall to avoid litigation and to cure the default status. Subject to an aggregate cap not to exceed Twenty Thousand Dollars ($20,000), Buyer will advance or reimburse all obligations of Seller under the Dobie Lease as of the Closing Date, although Seller's interest in the Lease will not be assigned to Buyer at Closing. In the event that such obligation of Seller under the Dobie Lease shall exceed the sum of Twenty Thousand Dollars ($20,000), Seller shall remain fully liable for any excess amounts due under the Dobie Lease. Seller will arrange with Dobie Mall to provide access to such leased premises to remove the inventory and other property at such premises on or before May 31, 2001.

        3. DOBIE MALL - ATM MACHINE. Seller has a sublease agreement with BOA regarding an ATM machine at Suite 146a. Seller intends to terminate this sublease, and the parties will cooperate to transfer said sublease agreement to Dobie Mall, including all future rent payments, in connection with the termination of the Dobie Lease.

        4. APPORTIONMENT OF MAY INCOME AND EXPENSES. Seller has paid rent for the month of May for both Leased Premises. As provided in SECTION 3 of the Agreement, the income and expenses related to the leases and subleases involving the Leased Premises for the month of May shall be pro-rated on a per diem basis.

        5. INCONSISTENT TERMS. To the extent that Seller's representations and warranties are inconsistent with the agreements referenced in this Amendment,
SECTION 5 is hereby deemed to be amended hereby. The terms of this Amendment supersede the terms of the Agreement to the extent that such terms are inconsistent with the provisions hereof.

        6. CLOSING DATE. The closing shall occur on May 11, 2001, the date of execution hereof. Notwithstanding any other dates or references in the Agreement and the other closing documents, all documents shall become legally effective as of the Closing Date.

        7. CONFIDENTIALITY. Reference is made to SECTION 13.5 of the Agreement. Seller has disclosed to Buyer that Seller may be subject to regulatory requirements which would require Seller to disclose this transaction and provide a copy of the Agreement to the Securities and Exchange Commission or other federal agencies. Buyer consents that such actions may be taken by Seller and that such actions will not violate the confidentiality terms of this Agreement.

        8. RATIFICATION. Except as amended herein, the parties hereby ratify all the terms and provisions of the Agreement.

              THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.

               IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

                                     SELLER:

                                     NEBRASKA BOOK COMPANY, INC.,
                                     a  Kansas corporation


                                     By /s/  Mark W. Oppegard
                                       ---------------------------------------
                                        Mark W. Oppegard, President




                                     BUYER:

                                     UNIVERSITY CO-OPERATIVE SOCIETY,
                                     a Texas co-operative association


                                     By /s/ George H. Mitchell
                                       -----------------------------------------
                                        George H. Mitchell, President